UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2017

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

On August 30, 2016, in a Current Report on Form 8-K, we reported that our Board of Directors approved a plan to restructure and realign our businesses by implementing headcount reductions, facility consolidations and other actions in order to improve overall operating efficiency across Textron.  This plan was subsequently expanded to encompass additional restructuring actions as reported in a Current Report on Form 8-K filed on October 20, 2016.

As a result of our ongoing evaluations of all of our businesses, we have decided to take additional restructuring actions beyond those already included in our plan as previously reported in our filings. This expansion includes further consolidation of operating facilities and streamlining of product lines primarily within the Bell, Textron Systems and Industrial segments.

As a result of these actions, Textron now expects to incur additional special charges of approximately $45 million related to the 2016 plan, which will be recorded in the fourth quarter of 2017.  These charges primarily include asset impairments and severance costs, which we expect will result in cash outlays of approximately $20 million, primarily in the first quarter of 2018, which will substantially complete the plan.  With these additional actions, total special charges for the fourth quarter are estimated to be $55 million.

Item 8.01                                           Other Events

On December 22, 2017, the U.S. government enacted comprehensive tax legislation known as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. Internal Revenue Code, including reducing the corporate income tax rate and imposing a tax on accumulated cash and non-cash earnings held outside of the United States.

We have performed preliminary analyses of the impacts of the Tax Act using information available at this time. We estimate that we will record additional GAAP tax expense in the fourth quarter of 2017 in a range of $250 million to $300 million related to the revaluation of net deferred tax assets and the repatriation tax on undistributed earnings of certain non-U.S. subsidiaries.

The impact of the Tax Act may differ from the above estimates due to, among other things, changes in interpretations and assumptions we have made, Internal Revenue Service and Treasury Department guidance that may be issued and actions we may take. The effects of Tax Act provisions are still being evaluated by management, and this Current Report does not purport to disclose all effects of the Tax Act which could have material positive or negative impacts on our current or future tax position.

We will announce financial results for the quarter and year ended December 30, 2017, on January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

	By:	/s/ Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date: January 5, 2018